Exhibit 99.1

Kopin Corporation Reports Preliminary Financial Results for the Fourth
                      Quarter and Full Year 2006

   Company Poised for Growth with Revenue Guidance of $80 Million to
                              $90 Million


    TAUNTON, Mass.--(BUSINESS WIRE)--March 6, 2007--Kopin Corporation (NASDAQ: KOPN) today announced preliminary financial results for the fourth quarter and year ended December 30, 2006. The Company's results are preliminary pending the completion of a previously announced independent review of past stock option grant practices. The financial results reported today do not take into account adjustments that may be required in connection with the completion of this review, and should be considered preliminary until Kopin files its Form 10-K for the year ended December 30, 2006.

    Fourth-Quarter 2006 Summary:

    -- Total revenue of $17.9 million, compared with the Company's guidance of $17.5 million to $19.0 million. Kopin reported total revenue of $24.9 million in the fourth quarter of 2005 and $15.6 million in the third quarter of 2006.

    -- CyberDisplay revenue of $8.9 million, compared with $11.4 million for the same period in 2005 and $5.6 million in the third quarter of 2006.

    -- III-V revenue of $9.0 million versus $13.5 million in the fourth quarter of 2005 and $10.0 million in the third quarter of 2006.

    -- Cash, cash equivalents and marketable securities at December 30, 2006 of $105.4 million, compared with a balance at year-end 2005 of $119.8 million.

    CyberDisplay Products

    "Our CyberDisplay revenue rebounded in the fourth quarter, sparked by strong military shipments of our ruggedized display modules for the U.S. Army's Thermal Weapons Sight (TWS-II) program," said Dr. John C.C. Fan, Kopin's president and chief executive officer. "As we announced in January 2007, our production volume has ramped to more than 1,000 systems per month to each of our TWS-II program customers. The momentum helped to drive a 57% sequential increase in CyberDisplay sales, pushing military revenue to approximately 16% of total revenue for the year. TWS-II is just one of a significant number of military programs that represent potential opportunities for our CyberDisplay products.

    "On the consumer side of our display business, a number of large companies are in various stages of introducing products that incorporate our CyberDisplay products for a wide range of consumer applications, including video eyewear, digital cameras and toys," Dr. Fan said. "The excitement and enthusiasm over our displays has only increased since toy manufacturer Wild Planet, Inc. captured a major Toy Industry Association award for its CyberDisplay-equipped Spy Video Car. We expect to see increasing demand for our display products within the military and consumer segments in 2007, and we are on track to install our 8-inch wafer production line by the middle of this year to accommodate our anticipated growth.

    III-V Products

    "We believe III-V revenue declined slightly on a sequential basis as a result of an inventory correction in the market. Although we saw some lingering effects of this correction in January, we expect the year-over-year growth trend in this business to continue in 2007," Dr. Fan said. "We begin the new year with a strong tailwind of demand as our wireless circuit partners shift to our newest generation of InGaP (indium gallium phosphide) HBT structures for advanced wireless handsets.

    "We are on schedule to increase HBT capacity by 50% over 2006 levels by qualifying our Taiwanese OEM and installing additional production tools at one of our Taunton, Massachusetts facilities," Dr. Fan said. "Some of our Taiwanese OEM's systems already have been qualified. In Taunton, we have taken delivery of three new AIXTRON 'Integrated Concept Platform' tools, the most advanced metal organic chemical vapor deposition production system available in terms of capacity and flexibility."

    Twelve-month Summary

    For the 12 months of 2006, Kopin repurchased 1.7 million shares of its common stock for approximately $6.9 million. Since the inception of the stock buyback program, Kopin has repurchased stock for $14.3 million of the $15 million authorized. As a result of the stock option review, Kopin's stock buyback program has been suspended until the Company is current with all of its regulatory filings. Capital expenditures for 2006 were $7.9 million. The Company ended 2006 with approximately $105 million in cash, cash equivalents and marketable securities and no long-term debt.

    For the 12 months ended December 30, 2006, total revenue was $71.1 million, compared with $90.3 million for the same period in 2005. Revenue from III-V products was $43.9 million, compared with $42.7 million in the same period of 2005. CyberDisplay revenues totaled $27.2 million for the full year of 2006, compared with $47.6 million in the year-earlier period.

    The decline in CyberDisplay sales in 2006 was a result of the Company's decision to exit the low end camcorder business as well as a delay in the ramp of military systems integrating the Company's products. "Although we were frustrated by the slow military qualification process in 2006, it is important to remember that this same process creates a high barrier to entry for other companies, and thus is a competitive advantage for Kopin," Dr. Fan said.

    "In 2006, our HBT continued its industry leading performance, we added Kodak to an impressive list of display customers, and introduced our display in toys, an entirely new market segment for us. On the technology front, we made significant progress not just in introducing new products and improving their performance but in our manufacturing processes. For our most important asset - our employees - we added experienced people in HBT sales, engineering and quality control. In the display group, we also added new personnel, including a vice president of worldwide operations, a new position, to enhance our processes for anticipated growth," Dr. Fan said. "We continued to implement our strategy to be the number one performer in our market segments."

    Business Outlook

    "We are beginning 2007 with solid momentum and our outlook for the year is favorable," said Dr. Fan. "We have established a number of milestones for the coming months, including the expansion of our III-V production capacity and the addition of our 8-inch line to our CyberDisplay business for next-generation products. We continue to offer superior III-V products that provide new advanced wireless transistor structures. In addition, we have identified a number of display opportunities in the military and consumer segments. In military, we are increasing the level of integration offered to our customers. On the digital still camera front, our participation in this segment provides numerous long-term benefits such as volume production and partnering with leading camera companies with the goal of eventually designing our high resolution displays for the world's most sophisticated cameras of tomorrow. We are also anticipating a significant increase in demand for video eyewear products.

    "In both our III-V and CyberDisplay businesses, our people, technology and customer relationships give Kopin a distinct competitive advantage," Dr. Fan said. "Based on the current business environment, we anticipate revenue to be between $80 million and $90 million for full-year 2007 with the growth rate accelerating in the second half of the year."

    Fourth-Quarter Conference Call

    Kopin will host a conference call at 10:00 a.m. ET today, March 6, 2007, to discuss its preliminary fourth-quarter financial results. To participate in the call, please dial (888) 202-2422 or (913) 981-5592 five minutes prior to the call. The call will be available live and in an archived format on the investor relations section of the Company's Web site, www.kopin.com.

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

               Kopin - The NanoSemiconductor Company(TM)

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: potential new opportunities for the Company's CyberDisplay products; Kopin's expectation of increasing demand for its display products within the military and consumer segments in 2007; the Company's plan to install an 8-inch wafer production line by the middle of 2007 to accommodate anticipated growth; the expectation that the year-over-year growth trend in Kopin's III-V business will continue in 2007; and the Company's outlook for revenue of $80 million to $90 million for full-year 2007 with the growth rate accelerating in the second half of the year. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: technical, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company's microdisplay and HBT products will increase significantly, or that yields will decline; the potential that military programs involving Kopin's products will be delayed or cancelled; the potential that the Company's military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear, digital still cameras, toys, military systems, cellular phones or other products in which Kopin's products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; the potential consequences surrounding any findings relating to the special committee's ongoing internal review; uncertainty of results of pending civil litigation related to Kopin's stock option grant practices; the potential for further delays related to the Company's regulatory filings and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Form 10-Q for the six-month period ended July 1, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005.

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com